Atlanta, Georgia
February 7, 2005
PRESS RELEASE
FOR IMMEDIATE RELEASE


February 7, 2005

Cagle's Inc. today reported the following results for its third quarter ended January 01, 2005.


Net income for the third quarter of fiscal 2005 was $115 thousand or $.02 per diluted share as compared with a net loss of $24.9 million or $(5.26) per diluted share for the third quarter of fiscal 2004. For the first nine months of fiscal 2005 net income improved to $9.0 million or $1.89 per diluted share compared with a net loss of $28.6 million or $(6.02) per diluted share for the first nine months of fiscal 2004.


Poultry markets for the first nine months of our current fiscal year were improved by approximately 19.8% however markets for the third quarter of this year were 6.5% less than the same period last year. Grain markets are supportive of our margins as record corn and soy crops have resulted in a three month reduction in feed cost of 6.6% versus the same period last year, while the nine month period reflected an increase of 16% as compared to the first nine months of fiscal 2004.


The Company negotiated a financing facility for portions of it?s debt with an agriculturally focused bank group this quarter and contemplate a stable, long term relationship going forward. Construction involving expansion of existing hatchery capacity, which should be completed in April 2005, will allow the Company to return to a self sufficient supply of inventory necessary for our plants to return to full production volumes by July 2005.



Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle
Chairman, CEO




Forward-Looking Statements:
Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company?s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.



Cagle's Inc.
Consolidated Statements of Income (in thousands except per share amounts) (Unaudited)

		                 Three Months Ended        Nine Months Ended
		               January 1,   January 3,   January 1,  January 3,
                              2005         2004         2005        2004
-------------------------- ----------   ----------   ---------   ----------
Net Sales                  $  54,594    $  46,826    $ 185,767   $ 136,194

Cost and Expenses:
 Cost of Sales                51,715       45,741      164,412     124,056
 Selling, General & Admin.     3,053        4,568        9,229      12,359
Total Cost and Expenses       54,768       50,309      173,641     136,415

Loss Divested Operations
 (note 1)                          -      (17,427)           -     (24,050)
-------------------------- ----------   ----------   ---------   ----------
Operating Income (Loss)         (174)     (20,910)      12,126     (24,271)

Other Expenses (Income):
 Interest Expense                653        2,213        2,004       6,054
 Miscellaneous                   (65)       3,801         (736)      3,807
-------------------------- ----------   ----------   ---------   ----------
Total Other Expenses             588        6,014        1,268       9,861

Earnings Unconsolidated
 Affiliates                      941          823        3,173       2,371
-------------------------- ----------   ----------   ---------   ----------
Income (Loss) before
 Income Taxes                    179          816       14,031     (31,761)
 Income Tax Expense(Benefit)      64       (1,159)       5,036      (3,179)
-------------------------- ----------   ----------   ---------   ----------
Net Income (Loss)          $     115    $ (24,949)   $   8,995   $ (28,582)
========================== ==========   ==========   =========   ==========
Net Income(Loss) per Share $    0.02    $   (5.26)   $    1.89   $   (6.02)


Note 1: The three month and nine month periods ended January 01, 2005 have been adjusted to reflect the pretax loss generated from the Perry Complex, which the company sold in the fourth quarter of fiscal 2004, as a single line item. The details of this transaction for the three and nine month periods respectively (in 000?s) are a reduction in sales of $35,822 and $104,236, a reduction in cost of sales of $52,391 and $126,177 and a reduction in selling, general, and administrative expenses of $858 and $2,109.



Cagle's Inc.
Condensed Consolidated Balance Sheet (in thousands)
(Unaudited)

ASSETS                                 January 1, 2005   January 3, 2004
-------------------------------------  ---------------   ---------------
Current Assets                         $       35,789    $       44,071

Investments in Affiliates                       5,536             4,835

Other Assets                                   13,240             6,564

Property, Plant, and Equipment (net)           43,076            89,880
-------------------------------------  ---------------   ---------------
TOTAL ASSETS                           $       97,641    $      145,350


LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt   $        3,451    $       63,007
Trade Accounts Payable                         11,439            20,918
Other Current Liabilities                       6,650            13,887
-------------------------------------  ---------------   ---------------
Total Current Liabilities                      21,540            97,812

Long-Term Debt less Current Maturities         32,194            23,112

Other Non-current Liabilities                     645             1,016

Total Stockholder's Equity                     43,262            23,410
-------------------------------------  ---------------   ---------------

TOTAL LIABILITIES &
 STOCKHOLDER'S EQUITY                  $       97,641    $      145,350
=====================================  ===============   ===============


Note 2: The periods ended January 01, 2005 and January 3, 2004 reflect changes brought about by the anticipated and final disposition of the Perry Complex.